Exhibit 8.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors

AMEC plc

Old Change House
128 Queen Victoria Street
London, EC4V 4BJ

The Directors

AMEC International Investments BV

Facility Point

Meander 251

6825 MC Arnhem

the Netherlands

2 October 2014

Dear Sirs

Form F-4 Registration Statement for AMEC plc

We have acted as UK tax law advisers to AMEC plc (the “Company”) in connection with the Registration Statement on Form F-4 (as amended or supplemented through the date of this letter, the “Registration Statement”), filed with the United States Securities and Exchange Commission, under the Securities Act of 1933 (the “Securities Act”), for the registration of ordinary shares of the Company in connection with the offer (the “Offer”) by the Company, through AMEC International Investments BV, a company organised under the laws of the Netherlands and a wholly owned subsidiary of the Company, to acquire all of the issued and to be issued registered shares, par value CHF3.00 per share, of Foster Wheeler AG, as described in the Registration Statement.

On the basis of our consideration of such matters of fact and law as we consider are necessary or appropriate for the purposes of this letter, the statements of law and HM Revenue & Customs (“HMRC”) practice contained in the Registration Statement under the heading “Material Tax Consequences––UK Tax Considerations”, subject to the limitations and qualifications contained therein, (the “UK Tax Disclosure”) represent our opinion as to the material UK tax consequences of (i) acceptance of the Offer for holders of ordinary shares of Foster Wheeler and (ii) the receipt of dividends on and the disposal of ordinary shares of the Company.

Our opinion is limited to the UK tax matters specifically covered in the UK Tax Disclosure. Our opinion is based on law and HMRC practice as at the date of this letter, and we assume no responsibility to inform you of any change that may occur.

Neither this opinion nor its contents may be quoted or referred to in any document or used for any other purposes whatsoever without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the Tender Offer Statement on Schedule TO filed by the Company and AMEC International Investments BV. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This letter is governed by, and is to be construed in accordance with, English law.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP